FPL GROUP CAPITAL INC
OFFICER'S CERTIFICATE

Creating the 7 5/8% Debentures, Series due September 15, 2006
Paul I. Cutler, the Assistant Treasurer and Assistant Secretary of FPL Group Capital Inc (the "Company"), pursuant to the authority granted in the accompanying Board Resolutions (all capitalized terms used herein which are not defined herein but are defined in the Indenture referred to below, shall have the meanings specified in the Indenture), and Sections 201 and 301 of the Indenture, does hereby certify to The Bank of New York (the "Trustee"), as Trustee under the Indenture of the Company (For Unsecured Debt Securities) dated as of June 1, 1999 (the "Indenture") that:
1.	The securities of the third series to be issued under the
Indenture shall be designated "7 5/8% Debentures, Series due September 15, 2006" (the "Debentures of the Third Series"), and shall be issued in substantially the form set forth in Exhibit A hereto;
2.	The Debentures of the Third Series shall mature and the principal shall be due and payable together with all accrued and unpaid interest thereon on September 15, 2006;
3.	The Debentures of the Third Series shall bear interest as provided in the form thereof set forth in Exhibit A hereto;
4.	Each installment of interest on a Debenture of the Third Series shall be payable as provided in the form thereof set forth as Exhibit A hereto;
5.	Registration and registration of transfers and exchanges in
respect of the Debentures of the Third Series may be effected at the office or agency of the Company in The City of New York. Notices and demands to or upon the Company in respect of the Debentures of the Third Series may be served at the office or agency of the Company in The City of New York. The Corporate Trust Office of the Trustee will initially be the agency of the Company for such payment, registration and registration of transfers and exchanges and service of notices and demands and the Company hereby appoints the Trustee as its agent for all such purposes; provided, however, that the Company reserves the right to change, by one or more Officer's Certificates, any such office or agency and such agent. The Trustee will be the Security Registrar and the Paying Agent for the Debentures of the Third Series;
6.	The Regular Record Date for the interest payable on any given
Interest Payment Date with respect to the Debentures of the Third Series shall be the 15th day prior to such Interest Payment Date;
7.	The Debentures of the Third Series shall be redeemable, at the option of the Company, in whole at any time or in part from time to time, on any date prior to maturity (each a "Redemption Date"). The Company shall give notice of its intent to redeem Debentures of the Third Series at least 30 days prior to a Redemption Date. If the Company redeems all or any part of the Debentures of the Third Series, it will pay a redemption price for such Debentures of the Third Series ("Redemption Price") equal to the sum of (1) 100% of the principal amount of the Debentures of the Third Series being redeemed plus (2) accrued and unpaid interest thereon, if any, to the Redemption Date plus (3) any applicable "make-whole premium." The Redemption Price for a Debenture shall never be less than 100% of the principal amount of the Debenture plus accrued and unpaid interest thereon to the Redemption Date.
The amount of the make-whole premium with respect to any Debentures of the Third Series to be redeemed shall be equal to the excess, if any, of:
(1)	the sum of the present values, calculated as of the Redemption
Date, of:
(a)	each interest payment that, but for such redemption, would have been payable on the Debentures of the Third Series being redeemed on each interest payment date occurring after the Redemption Date (excluding any accrued interest for the period prior to the Redemption Date); and
(b)	the principal amount that, but for such redemption, would have been payable at the final maturity of the Debentures of the Third Series being redeemed; over
(2)	the principal amount of the Debentures of the Third Series being redeemed.
The present values of interest and principal payments referred to in clause
(1) above shall be determined in accordance with generally accepted principles of financial analysis. Such present values shall be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus 25 basis points.
The Company shall appoint an independent investment banking institution of national standing to calculate the make-whole premium; provided that Lehman Brothers Inc. will make such calculation if (1) the Company fails to make such appointment at least 30 calendar days prior to the Redemption Date, or
(2) the institution so appointed is unwilling or unable to make such calculation. If Lehman Brothers Inc. is to make such calculation but is unwilling or unable to do so, then the Trustee shall appoint an independent investment banking institution of national standing to make such calculation. In any case, the institution making such calculation is referred to herein as an "Independent Investment Banker."
For purposes of determining the make-whole premium, "Treasury Yield" shall mean a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Debentures of the Third Series, calculated to the nearest 1/12th of a year (the "Remaining Term"). The Independent Investment Banker shall determine the Treasury Yield as of the third business day immediately preceding the applicable Redemption Date.
The Independent Investment Banker shall determine the weekly average yields of United States Treasury Notes by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield shall be equal to such weekly average yield. In all other cases, the Independent Investment Banker shall calculate the Treasury Yield by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). The Independent Investment Banker shall round any weekly average yields so calculated to the nearest 1/100th of 1%, and shall round upward for any figure of 1/200th of 1% or above. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Independent Investment Banker shall select comparable rates and calculate the Treasury Yield by reference to those rates;
8.	No service charge shall be made for the registration of transfer or exchange of the Debentures of the Third Series; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange or transfer;
9.	If the Company shall make any deposit of money and/or Eligible
Obligations with respect to any Debentures of the Third Series, or any portion of the principal amount thereof, as contemplated by Section 701 of the Indenture, the Company shall not deliver an Officer's Certificate described in clause (z) in the first paragraph of said Section 701 unless the Company shall also deliver to the Trustee, together with such Officer's Certificate, either:
(A) an instrument wherein the Company, notwithstanding the satisfaction and discharge of its indebtedness in respect of the Debentures of the Third Series, shall assume the obligation (which shall be absolute and unconditional) to irrevocably deposit with the Trustee or Paying Agent such additional sums of money, if any, or additional Eligible Obligations (meeting the requirements of Section 701), if any, or any combination thereof, at such time or times, as shall be necessary, together with the money and/or Eligible Obligations theretofore so deposited, to pay when due the principal of and premium, if any, and interest due and to become due on such Debentures of the Third Series or portions thereof, all in accordance with and subject to the provisions of said Section 701; provided, however, that such instrument may state that the obligation of the Company to make additional deposits as aforesaid shall be subject to the delivery to the Company by the Trustee of a notice asserting the deficiency accompanied by an opinion of an independent public accountant of nationally recognized standing, selected by the Trustee, showing the calculation thereof; or
(B) an Opinion of Counsel to the effect that, as a result of a change in law occurring after the date of this certificate, the Holders of such Debentures of the Third Series, or portions of the principal amount thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of the Company's indebtedness in respect thereof and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if such satisfaction and discharge had not been effected;
10.	The Debentures of the Third Series will be absolutely, irrevocably and unconditionally guaranteed as to payment of principal, interest and premium by FPL Group, Inc., as Guarantor (the "Guarantor"), pursuant to a Guarantee Agreement, dated as of June 1, 1999, between the Guarantor and The Bank of New York (as Guarantee Trustee) (the "Guarantee Agreement"). The following shall constitute "Guarantor Events" with respect to the Debentures of the Third Series:
(A)	the failure of the Guarantee Agreement to be in full force and effect;
(B)	the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Guarantor in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Guarantor a bankrupt or insolvent, or approving as properly filed a petition by one or more entities other than the Guarantor seeking reorganization, arrangement, adjustment or composition of or in respect of the Guarantor under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Guarantor or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of 90 consecutive days; or
(C)	the commencement by the Guarantor of a voluntary case or
proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Guarantor in a case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Guarantor or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors of the Guarantor.
Notwithstanding anything to the contrary contained in the Debentures of the Third Series, this certificate or in the Indenture, the Company shall, if a Guarantor Event shall occur and be continuing, redeem all of the Outstanding Debentures of the Third Series within 60 days after the occurrence of such Guarantor Event at a redemption price equal to the principal amount thereof plus accrued interest to the date of redemption unless, within 30 days after the occurrence of such Guarantor Event, Standard & Poor's Ratings Group and Moody's Investors Service (if the Debentures of the Third Series are then rated by those rating agencies, or, if the Debentures of the Third Series are not then rated by those rating agencies but are then rated by one or more other nationally recognized rating agencies, then at least one of those other nationally recognized rating agencies) shall have reaffirmed in writing that, after giving effect to such Guarantor Event, the credit rating on the Debentures of the Third Series shall be investment grade (i.e. in one of the four highest categories, without regard to subcategories within such rating categories, of such rating agency);
11.	With respect to the Debentures of the Third Series, each of the following events shall be an additional Event of Default under the
Indenture:
(A) the consolidation of the Guarantor with or merger of the Guarantor into any other Person, or the conveyance or other transfer or lease by the Guarantor of its properties and assets substantially as an entirety to any Person, unless
(a) the Person formed by such consolidation or into which the Guarantor is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Guarantor substantially as an entirety shall be a Person organized and existing under the laws of the United States, any State thereof or the District of Columbia, and shall expressly assume the obligations of the Guarantor under the Guarantee Agreement; and
(b) immediately after giving effect to such transaction, no Event of Default (as defined in the Guarantee Agreement) and no event which, after notice or lapse of time or both, would become an Event of Default (as defined in the Guarantee Agreement), shall have occurred and be continuing; and
(B) the failure of the Company to redeem the Outstanding Debentures of the Third Series as required by paragraph 10 hereof;
12.	If a Guarantor Event occurs and the Company is not required to redeem the Debentures of the Third Series pursuant to paragraph 10 hereof, the Company will provide to the Trustee and the Holders of the Debentures of the Third Series annual and quarterly reports containing the information that the Company would be required to file with the Securities and Exchange Commission under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 if it were subject to the reporting requirements of those Sections. If the Company is, at that time, subject to the reporting requirements of those Sections, the filing of annual and quarterly reports with the Securities and Exchange Commission pursuant to those Sections will satisfy this requirement.
13.	The Debentures of the Third Series will be initially issued in global form registered in the name of Cede & Co. (as nominee for The Depository Trust Company, New York, New York). The Debentures of the Third Series in global form shall bear the depository legend in substantially the form set forth in Exhibit A hereto. The Debentures of the Third Series in global form will contain restrictions on transfer, substantially as described in the form set forth in Exhibit A hereto.
14.	The Debentures of the Third Series shall have such other terms and provisions as are provided in the form set forth in Exhibit A hereto;
15.	The undersigned has read all of the covenants and conditions contained in the Indenture relating to the issuance of the Debentures of the Third Series and the definitions in the Indenture relating thereto and in respect of which this certificate is made;
16.	The statements contained in this certificate are based upon the familiarity of the undersigned with the Indenture, the documents accompanying this certificate, and upon discussions by the undersigned with officers and employees of the Company familiar with the matters set forth herein;
17.	In the opinion of the undersigned, he or she has made such
examination or investigation as is necessary to enable him or her to express an informed opinion whether or not such covenants and conditions have been complied with; and
18.	In the opinion of the undersigned, such conditions and covenants and conditions precedent, if any (including any covenants compliance with which constitutes a condition precedent) to the authentication and delivery of the Debentures of the Third Series requested in the accompanying Company Order No. 2 have been complied with.


IN WITNESS WHEREOF, I have executed this Officer's Certificate this 7th day of September, 1999 in New York, New York.

/s/ Paul I. Cutler
Paul I. Cutler
Assistant Treasurer and
Assistant Secretary

Exhibit A
[Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to FPL Group Capital Inc or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]




No._______________  Cusip No.__________
[FORM OF FACE OF DEBENTURE]
FPL GROUP CAPITAL INC
7 5/8% DEBENTURES, SERIES DUE SEPTEMBER 15, 2006
FPL GROUP CAPITAL INC, a corporation duly organized and existing under the laws of the State of Florida (herein referred to as the "Company", which term includes any successor Person under the Indenture), for value received, hereby promises to pay to or registered assigns, the principal sum of ____________________ Dollars on September 15, 2006, and to pay interest on said principal sum semi-annually on March 15 and September 15 of each year commencing March 15, 2000 (each an "Interest Payment Date") at the rate of 7 5/8% per annum until the principal hereof is paid or made available for payment. Interest on the Securities of this series will accrue from and including September 7, 1999, to and excluding the first Interest Payment Date, and thereafter will accrue from and including the last Interest Payment Date to which interest has been paid or duly provided for. No interest will accrue on the Securities with respect to the day on which the Securities mature. In the event that any Interest Payment Date is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the Interest Payment Date. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the 15th day preceding such Interest Payment Date (the "Regular Record Date"). Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture referred to on the reverse hereof.
Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in The City of New York, the State of New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, provided, however, that, at the option of the Company, interest on this Security may be paid by check mailed to the address of the person entitled thereto, as such address shall appear on the Security Register.
Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed in New York, New York.
FPL GROUP CAPITAL INC
By:_______________________________________




[FORM OF CERTIFICATE OF AUTHENTICATION]
CERTIFICATE OF AUTHENTICATION
Dated:
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
The Bank of New York, as Trustee
By:_______________________________________
Authorized Signatory


[FORM OF REVERSE OF DEBENTURE]
This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued in one or more series under an Indenture (for Unsecured Debt Securities), dated as of June 1, 1999 (herein, together with any amendments thereto, called the "Indenture", which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York, as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture, including the Board Resolutions and Officer's Certificate filed with the Trustee on September 7, 1999 creating the series designated on the face hereof, for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.
This Security shall be redeemable either at the option of the Company or pursuant to the requirements of the Indenture in whole at any time, or in part from time to time, prior to maturity, upon notice (which may be made subject to receipt of the redemption moneys by the Trustee before the date fixed for redemption) mailed at least thirty (30) days prior to the date fixed for redemption (the "Redemption Date"), at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the Redemption Date plus any applicable make-whole premium (the "Redemption Price"). In no event will the Redemption Price be less than 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest, if any, to the Redemption Date.
The make-whole premium will be calculated by an independent investment banking institution of national standing appointed by the Company or the Trustee, all as described in the Officer's Certificate dated September 7, 1999, establishing the Securities.
The Securities will be absolutely, irrevocably and unconditionally guaranteed as to payment of principal, interest and premium by FPL Group, Inc., as Guarantor (the "Guarantor"), pursuant to a Guarantee Agreement, dated as of June 1, 1999, between the Guarantor and The Bank of New York (as Guarantee Trustee) (the "Guarantee Agreement"). The following shall constitute "Guarantor Events" with respect to the Securities:
(A)  the failure of the Guarantee Agreement to be in full force and effect;
(B) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Guarantor in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Guarantor a bankrupt or insolvent, or approving as properly filed a petition by one or more entities other than the Guarantor seeking reorganization, arrangement, adjustment or composition of or in respect of the Guarantor under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for the Guarantor or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall have remained unstayed and in effect for a period of 90 consecutive days; or
(C) the commencement by the Guarantor of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Guarantor in a case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Guarantor or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the authorization of such action by the Board of Directors of the Guarantor.
Notwithstanding anything to the contrary contained in the Securities, the Officer's Certificate dated September 7, 1999, establishing the Securities, or in the Indenture, the Company shall, if a Guarantor Event shall occur and be continuing, redeem all of the Outstanding Securities within 60 days after the occurrence of such Guarantor Event at a redemption price equal to the principal amount thereof plus accrued interest to the date of redemption unless, within 30 days after the occurrence of such Guarantor Event, Standard & Poor's Ratings Group and Moody's Investors Service (if the Securities are then rated by those rating agencies, or, if the Securities are not then rated by those rating agencies but are then rated by one or more other nationally recognized rating agencies, then at least one of those other nationally recognized rating agencies) shall have reaffirmed in writing that, after giving effect to such Guarantor Event, the credit rating on the Securities shall be investment grade (i.e. in one of the four highest categories, without regard to subcategories within such rating categories, of such rating agency).
If a Guarantor Event occurs and the Company is not required to redeem the Securities pursuant to the preceding paragraph, the Company will provide to the Trustee and the Holders of the Securities annual and quarterly reports containing the information that the Company would be required to file with the Securities and Exchange Commission under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 if it were subject to the reporting requirements of those Sections. If the Company is, at that time, subject to the reporting requirements of those Sections, the filing of annual and quarterly reports with the Securities and Exchange Commission pursuant to those Sections will satisfy the requirements of this paragraph.
The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security upon compliance with certain conditions set forth in the Indenture.
If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of Securities of all series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor and of authorized denominations, as requested by the Holder surrendering the same. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
Notwithstanding any provision in the Support Agreement, dated as of December 18, 1985, between the Company and FPL Group, Inc., as from time to time in effect (the "Support Agreement"), no Holder of this Security shall be entitled to enforce the covenants and agreements contained in the Support Agreement with respect to this Security and no Holder of this Security shall have any rights to consent or object to any amendment, modification, waiver, forbearance or termination of the Support Agreement. All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.